Exhibit 99.1

Kopin Corporation Reports Financial Results for the Third Quarter 2025; $4.1 Million of Net Income, Decreased Liabilities and Improved Balance Sheet

●	Strategic partnerships with Theon Sensors, Ondas Holdings and Unusual machines to gain significant and immediate access to international markets and expanded U.S. defense applications
●	Transformative color MicroLED development order with U.S. Army funded by the Industrial Base Analysis and Sustainment (IBAS) program
●	3Q25 net income of $4.1 million and $0.02 earnings per share
●	Solid balance sheet with $26 million in cash on September 27, 2025. $41 million private placement completed subsequent to quarter end
●	Erich Manz started as Chief Financial Officer, effective September 2nd

WESTBOROUGH, MA, November 12, 2025 (BUSINESSWIRE) – Kopin Corporation (“Kopin” or “the Company”) (Nasdaq: KOPN), a leading developer and provider of high-performance application-specific optical solutions consisting of high-resolution microdisplays, microdisplays subassemblies and related components for defense, enterprise, industrial, and consumer products, today reported financial results for the third quarter ended September 27, 2025.

“Developments over the past few months have put Kopin in a position of transformational change,” said Michael Murray, CEO of Kopin. “In August we disclosed a strategic investment by Theon International Plc, a globally recognized developer and manufacturer of advanced thermal imaging and night vision systems for global defense and thermal imaging markets. We believe this announces Kopin as a global player in microdisplays and application specific optical solutions for defense applications, and drive innovation, expand market reach, and reinforce Kopin’s role in delivering mission-critical optical technologies to allied defense forces worldwide. Defense departments in the U.S., EU and Southeast Asia are increasing their budgets to combat security threats and advancing technologies.”

Mr. Murray, continued, “Subsequent to the end of the quarter, we announced a $41 million private placement with an expanded group of strategic investors which include further investment from Theon along with Ondas Holdings and Unusual Machines. This investment further solidifies our belief that we have the right technologies to co-develop with strategic partners to provide application-specific solutions.

“Lastly, with cash we have available to us, we can now confidently invest in technology and manufacturing development to grow aggressively both in the United States and international markets.”

Third Quarter Financial Results

Total revenues for the third quarter ended September 27, 2025, were $12.0 million, compared to $13.3 million for the third quarter ended September 27, 2024. Year-over-year product revenues decreased to $10.7 million compared to $10.9 million in the year ago period. The decrease was primarily due to a decrease in revenues from products used in pilot helmets and training and simulation which was partially offset by an increase in sales from products used in thermal weapon sights. Third quarter 2025 funded research and development revenues decreased to $1.2 million primarily due to the timing of completed projects and focus on moves to production.

Cost of Product Revenues for the third quarter of 2025 were $8.4 million, or 79% of net product revenues, compared with $8.3 million, or 76% of net product revenues for the third quarter of 2024. The increase in cost of product revenue as a percentage of net product revenues for the three months ended September 27, 2025 as compared to the three months ended September 28, 2024 was due higher costs to manufacture training and simulation products and 3DAOI products which was partially offset by improved efficiency in making products for thermal weapon sights.

Research and Development expenses (R&D) for the third quarter of 2025 were $2.5 million compared to $2.6 million for the third quarter of 2024. Customer-funded R&D expense declined by $0.5 million in the third quarter of 2025 as compared to the third quarter of 2024, while internal R&D increased $0.4 million year over year. Customer funded R&D slightly declined due to programs previously in development being transitioned into production. Internal R&D increased primarily due to an increase in internally developed technology focused on future process improvements.

Selling, General and Administration expenses (SG&A) were $1.6 million for the third quarter of 2025, compared to $5.2 million for the third quarter of 2024. The decrease for the three months ending September 27, 2025, as compared to the three months ending September 28, 2024, was primarily due to a decrease in accrued legal expenses of approximately $4.0 million partially offset by an increase in non-cash stock-based compensation of $0.2 million.

Net Income Attributed to Kopin Corporation for the third quarter of 2025 was $4.1 million, or $0.02 per share, compared with a net loss of ($3.5) million, or ($0.03) per share, for the Third Quarter of 2024.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended September 27, 2025, for final disposition as well as important risk factors.

Earnings Call and Webcast

Kopin Corporation management will host the conference call, followed by a question-and-answer session.

Date: Wednesday, November 12, 2025

Time: 8:30 AM Eastern Time (5:30 AM Pacific Time)

U.S. dial-in number: 800-245-3047

International number: 203-518-9765

Conference ID: KOPIN

Webcast: 3Q25 Webcast Link

The Company will also provide a link at https://www.kopin.com/investors/ for those who wish to stream the call via webcast. Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through November 26, 2025.

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay passcode: 11160427

About Kopin

Kopin Corporation is a leading developer and provider of innovative display and optical technologies sold as critical components and subassemblies for defense, industrial and consumer products. Kopin’s technology portfolio includes ultra-small MicroLED (µLED), Active-Matrix Liquid Crystal displays (AMLCD), Liquid Crystal on Silicon (LCOS) displays and Organic Light Emitting Diode (OLED) displays, a variety of optics, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com. Kopin is a trademark of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to our projected increase in demand for our thermal weapons displays; our belief that we will gain significant and immediate access to international markets and expanded U.S. defense applications; our belief we can grow aggressively both in the United States and International markets; and our belief that there are opportunities for additional follow-on orders and several new customer development orders which we expect to receive soon. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements, including without limitation our ability to produce thermal weapons displays in adequate quantities to meet projected demand, the outcome of any litigation and other factors beyond our control. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 28, 2024, or as updated from time to time our Securities and Exchange Commission filings.

Contact Information

For Investor Relations

Kopin Corporation

Erich Manz

Treasurer and Chief Financial Officer

emanz@kopin.com

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

KOPN@mzgroup.us

+561 489 5315

Kopin Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	September 27, 2025	December 28, 2024
ASSETS
Current assets:
Cash, restricted cash and marketable securities	$27,558,140	$36,629,778
Accounts receivable, net	6,357,343	11,850,654
Inventory	6,293,750	6,134,096
Contract assets and unbilled receivables	10,407,518	7,074,020
Prepaid and other current assets	2,558,969	1,153,852

Total current assets	53,175,720	62,842,400

Plant and equipment, net	2,750,197	2,099,708
Operating lease right-of-use assets	2,015,472	2,134,898
Equity investments	3,151,255	3,564,938
Other assets	123,822	123,822

Total assets	$61,216,466	$70,765,766

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,125,584	$5,941,470
Accrued expenses	3,871,275	3,095,414
Accrued Compensation	40,000	40,000
Customer deposits	9,542	-
Deferred tax liabilities	465,403	414,118
Contract liabilities and billings in excess of revenue earned	1,365,819	87,752
Operating lease liabilities	775,814	639,642
Accrued warranty	2,069,000	2,557,000
Accrued legal expenses	1,850,000	6,367,900
Accrued litigation damages	19,700,000	24,800,000

Total current liabilities	36,272,437	43,943,296

Other long term liabilities	2,391,440	2,060,932
Operating lease liabilities, net of current portion	1,230,109	1,479,976

Total stockholders’ equity	21,322,480	23,281,562
Total liabilities and stockholders’ equity	$61,216,466	$70,765,766

Kopin Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Revenues:
Net product revenues	$10,693,734	$10,922,470	$27,422,055	$31,001,866
Research and development revenues	1,199,937	2,268,072	3,344,511	4,338,366
Other revenues	68,754	129,066	189,234	348,440
	11,962,425	13,319,608	30,955,800	35,688,672
Expenses:
Cost of product revenues	8,397,135	8,316,904	23,098,119	25,543,806
Research and development	2,502,988	2,596,649	6,564,345	6,537,065
Selling, general and administration	1,629,175	5,206,880	11,229,549	19,706,613
Litigation damages	(5,100,000)	-	(5,100,000)	24,800,000
	7,429,298	16,120,433	35,792,013	76,587,484

Income (Loss) from operations	4,533,127	(2,800,825)	(4,836,213)	(40,898,812)

Other (expense) income, net	(400,523)	(534,517)	792,651	(906,743)

Income (Loss) before provision for income taxes	4,132,604	(3,335,342)	(4,043,562)	(41,805,555)

Tax provision	(52,000)	(125,000)	(156,000)	(125,000)

Net Income (loss)	4,080,604	(3,460,342)	(4,199,562)	(41,930,555)

Net loss per share:
Basic	$0.02	$(0.03)	$(0.03)	$(0.34)
Diluted	$0.02	$(0.03)	$(0.03)	$(0.34)

Weighted average number of common shares outstanding:
Basic	166,618,201	124,318,056	166,362,609	121,944,597
Diluted	169,448,696	124,318,056	166,362,609	121,944,597

Kopin Corporation

Supplemental Information

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Display Revenues by Category (in millions)
Defense	$9.9	$10.4	$24.6	$29.1
Industrial/Enterprise	0.8	0.5	2.2	1.9
Medical	-	-	0.6	-
R&D	1.2	2.3	3.4	4.3
License and Royalties	0.1	0.1	0.2	0.4
Total	$12.0	$13.3	$31.0	$35.7

Stock-Based Compensation Expense
Cost of product revenues	$165,000	$368,000	$390,000	$857,000
Research and development	161,000	309,000	403,000	570,000
Selling, general and administrative	781,000	536,000	1,835,000	1,197,000
	$1,107,000	$1,213,000	$2,628,000	$2,624,000

Other Financial Information
Depreciation and amortization	$194,000	$139,000	$639,000	$471,000